PRELIMINARY COPY

St. Mary Land & Exploration Company
1776 Lincoln Street, Suite 1100
Denver, Colorado 80203
(303) 861-8140

Proxy Statement

General

          This proxy statement contains information about the 2001 annual meeting of stockholders of St. Mary Land & Exploration Company to be held in the Forum Room of Wells Fargo Bank, 1740 Broadway, Denver, Colorado on Wednesday, May 23, 2001 at 3:00 p.m. local time. The St. Mary board of directors is using this proxy statement to solicit proxies for use at the annual meeting. In this proxy statement "St. Mary" and "the Company" both refer to St. Mary Land & Exploration Company. This proxy statement and the enclosed proxy card are being mailed to you on or about April 16, 2001.

Purpose of the Annual Meeting

          At the Company's annual meeting, stockholders will vote on the election of directors as outlined in the accompanying notice of meeting, to approve an amendment to the certificate of incorporation to increase the number of shares of common stock that the Company is authorized to issue, to approve an amendment to the stock option plans to increase the total authorized number of shares of common stock which may be issued under the plans and on any other business that properly comes before the meeting. As of the date of this proxy statement, the Company is not aware of any business to come before the meeting other than the items noted above.

Who Can Vote

          Only stockholders of record at the close of business on the record date of April 6, 2001 are entitled to receive notice of the annual meeting and to vote the shares of St. Mary common stock they held on that date. As of April 6, 2001, there were 28,162,475 shares of St. Mary common stock issued and outstanding. Holders of St. Mary common stock are entitled to one vote per share and are not allowed to cumulate votes in the election of directors. The enclosed proxy card shows the number of shares that you are entitled to vote.

How to Vote

          If your shares of St. Mary common stock are held by a broker, bank or other nominee (in "street name"), you will receive information from them on how to instruct them to vote your shares.

          If you hold shares of St. Mary common stock in your own name (as a "stockholder of record"), you may give instructions on how your shares are to be voted by marking, signing, dating and returning the enclosed proxy card in the accompanying postage-paid envelope.

          A proxy, when executed and not revoked, will be voted in accordance with its instructions. If no instructions are given, proxies will be voted FOR management's slate of directors, the amendment to the certificate of incorporation to increase the authorized shares of common stock and the amendment to the stock option plans to increase the total number of authorized shares.

Revoking a Proxy

          You may revoke a proxy before the vote is taken at the meeting by:

o	submitting a new proxy with a later date,
o	by voting at the meeting, or
o	by filing a written revocation with St. Mary's corporate secretary.

          Your attendance at the annual meeting will not automatically revoke your proxy.

Quorum and Voting Requirements

          A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist if stockholders of one-third of the outstanding shares of common stock are present at the meeting in person or by proxy. Abstentions and broker "non-votes" count as present for establishing a quorum. A broker non-vote occurs on a matter when a broker is not permitted to vote on that matter without instruction from the beneficial owner of the shares and no instruction is given. Shares held by St. Mary in its treasury are not entitled to vote and do not count toward a quorum. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

          The affirmative vote of a majority of shares entitled to vote at the meeting will be required to amend the certificate of incorporation to increase the authorized shares of common stock. If a quorum is present, the affirmative vote of a majority of shares represented in person or by proxy will be required to elect the directors, amend the stock option plans to increase the total number of authorized shares and to decide any other matter which may properly be submitted to a vote at the meeting. Accordingly, any shares present but not voted, including abstentions and broker non-votes, will have the same effect as shares voted against approval.

Payment of Proxy Solicitation Costs

          St. Mary will pay all costs of soliciting proxies. The solicitation will be made by mail. In addition to mailing proxy solicitation material, St. Mary officers, directors and employees may also solicit proxies in person, by telephone, or by other electronic means of communication. St. Mary will ask banks, brokers, other institutions, nominees, and fiduciaries to forward the proxy material to their principals and to obtain authority to execute proxies. St. Mary will reimburse them for expenses.

ELECTION OF DIRECTORS

          All directors of the Company are elected annually. At this meeting, eleven directors are to be elected to serve for one year or until their successors are elected and qualified. The Company's nominees for these directorships are identified below, all of whom are currently serving in that capacity.

          The board of directors as a whole acts as the nominating committee, selecting the director nominees. The board performed its nominating committee functions during the course of regular meetings of the full board of directors in early 2001.They will consider suggestions by stockholders for names of possible future nominees when delivered in writing to the Secretary of the Company on or before November 1 in any year for election at the next annual meeting.

          The proxies will be voted in favor of the nominees unless a contrary specification is made in the proxy. All nominees have consented to serve as directors of the Company if elected. However, if any nominee is unable to serve or for good cause will not serve as a director, the persons named in the proxy intend to vote in their discretion for a substitute who will be designated by the board of directors.

          The board of directors recommends voting "For" electing the nominees.

NOMINEES FOR ELECTION AS DIRECTORS

          Biographical information, including principal occupation and business experience during the last five years, of each nominee for director is set forth below. Unless otherwise stated the principal occupation of each nominee has been the same for the past five years.

Age	Director Since
Thomas E. Congdon has served the Company as an officer and director since 1966,including service as its President and Chief Executive Officer for more than 25 years. Mr. Congdon is also a director, officer or general partner of a number of family corporations and partnerships which produce iron ore and agricultural products, manage marketable securities and own and operate developed real estate.	74	1966
Mark A. Hellerstein joined the Company in September 1991 and served as ExecutiveVice President and Chief Financial Officer until May 1992, at which time he was elected President and a director of the Company. Mr. Hellerstein was elected Chief Executive Officer of the Company in May 1995. He also served as Chairman of the Board of Summo Minerals, a publicly traded copper mining company, from 1995 to 1998.	48	1992

Ronald D. Boone has served the Company as Executive Vice President since 1990, as Chief Operating Officer since 1992 and as a director of the Company since 1996.	53	1996
Larry W. Bickle is currently Managing Director of Haddington Ventures, L.L.C., a private company that invests in midstream energy companies and assets. He is also a Director of Unisource, Inc., the holding company for Tucson Electric. He was the founder and was Chairman and Chief Executive Officer of TPC Corporation, a NYSE gas storage, transportation and marketing company.	55	1995
David C. Dudley has served as Operating Manager of Dudley & Associates, LLC, Denver, Colorado, a closely-held oil and gas exploration and production firm since 1983. Since 1985, he has served as a member of the New York investment advisory firm Dudley & Company LLC. In addition, since 1970 Mr. Dudley has been a member of Greenhouse Associates, LLC, a closely-held investment firm.	50	1986
William J. Gardiner was appointed to serve on the board of directors in December 1999, following St. Mary's acquisition of King Ranch Energy. Mr. Gardiner is currently Vice President - Chief Financial Officer of King Ranch, Inc. Before his employment with King Ranch in 1996, Mr. Gardiner served as Executive Vice President and Chief Financial Officer of CRSS, Inc., a publicly traded independent power producer. He was employed by CRSS for approximately 20 years.	47	1999
Jack Hunt was appointed to serve on the board of directors in December 1999, following St. Mary's acquisition of King Ranch Energy. Mr. Hunt is a director and the President and Chief Executive Officer of King Ranch, Inc., having been elected as a director in April 1995, and as President and CEO in May 1995. He was employed for the prior fourteen years by Tejon Ranch Co., a publicly held land development and agribusiness company, serving as its president for nine years.	56	1999
R. James Nicholson has served as President of Nicholson Enterprises, Inc., a land development company since 1978. Mr. Nicholson has also served as President of Renaissance Homes, a residential home building company, since 1988. He served as Chairman of the Republican National Committee from January 1997 through 2000.	63	1987
Robert L. Nance has since 1969 served as President and Chief Executive Officer of Nance Petroleum Corporation, a wholly owned subsidiary of St. Mary since June 1999. He was appointed to the board in November 1999. Mr. Nance also serves on the boards of MDU Resources Group, Inc.and First Interstate Bank - Montana.	64	1999
Arend J. Sandbulte has served as a director of the Company since 1989. From 1964 to 1996, he was employed by ALLETE, Inc. (formerly Minnesota Power), a publicly-held diversified services company (including electric utility services), most recently as its Chairman of the Board, President and Chief Executive Officer, and continues as a director of this company, a position to which he was first elected in 1983.	67	1989

John M. Seidl currently serves as Chairman of Language Line Services Inc. of Monterrey, CA and MyHomeKey.com, Inc., an Internet startup company headquartered in San Francisco. Mr. Seidl is a director of IOMEGA Corporation, a NYSE company. Mr. Seidl was also Chairman of CellNet Data Systems until February 2001 when CellNet Data Systems filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code as part of an acquisition of its assets.	62	1994

BOARD AND COMMITTEE MEETINGS

          The full board of directors met six times during 2000. No director attended less than 75% of the board and committee meetings held during the director's tenure on the board and its committees.

          The board has an audit, business plan, compensation and executive committee. The following table sets forth the members of each committee and the number of meetings held in 2000:

Name	Audit	Business Plan	Compensation	Executive
Larry W. Bickle	X
Ronald D. Boone
Thomas E. Congdon		X		X
David C. Dudley		X		X
William J. Gardiner			X
Mark A. Hellerstein		X		X
Jack Hunt		X		X
Robert L. Nance
R. James Nicholson		X	X
Arend J. Sandbulte	X	X*	X*	X
John M. Seidl	X*
No. of Meetings in 2000	6	1	3	3

* Chairperson

          The audit committee assists the board in fulfilling its responsibilities for financial reporting by the Company. The audit committee recommends the engagement and discharge of independent auditors, reviews the quarterly financial results and directs and supervises special investigations when necessary. The committee reviews with independent auditors the audit plan and the results of the audit, reviews the independence of the independent auditors, considers the range of audit fees, and reviews the scope and adequacy of St. Mary's system of internal accounting controls. See the "Audit Committee Report" contained in this proxy statement.

          The business plan committee reviews and reports to the board on St. Mary's long range financial planning, capital structure, capital expenditures and risk management.

          The compensation committee's primary function is to oversee the administration of the Company's employee benefit plans and to establish the Company's compensation policies. The compensation committee recommends to the board the compensation arrangements for senior management and directors, adoption of compensation plans in which officers and directors are eligible to participate, and the granting of stock options or other benefits under compensation plans. See the "Report of Compensation Committee on Executive Compensation" contained in this proxy statement.

          The executive committee is vested with the authority to exercise the full power of the board of directors, within established policies, in the intervals between meetings of the board of directors. In addition to the general authority vested in it, the executive committee may be vested with specific power and authority by resolution of the board of directors.

          Other than the following arrangements for Jack Hunt and William J. Gardiner, there are no arrangements or understandings between any director and any other person pursuant to which that director was or is to be elected. Under the merger agreement for the acquisition by St. Mary of King Ranch Energy, Inc. which was completed in December 1999, St. Mary agreed to:

o	appoint Mr. Hunt and Mr. Gardiner to the board of directors, and
o	until March 31, 2001 use reasonable efforts at the time of each annual meeting of stockholders to cause Mr. Hunt and Mr. Gardiner to be elected to the board of directors.

DIRECTOR COMPENSATION

          Employee directors do not receive additional compensation for serving on the board of directors or any committee. Each non-employee director receives 1,200 shares of St. Mary common stock per year for serving as a director and is paid $750 for each meeting attended. Non-employee directors serving on a committee are paid $600 for each committee meeting attended and $375 for telephonic meetings. Directors are reimbursed for expenses incurred in attending board and committee meetings.

          Members of the board of directors also participate in the Company's Stock Option Plan. Non-employee directors currently receive a total number of options each year equal to the average number of options granted to the two most senior employees of the Company divided by six. These options have an exercise price equal to the fair market value of St. Mary common stock on the date of grant and vest over a three-year period in the same manner as for employee participants, except that the options of a director who retires after five years of service shall become fully vested upon retirement. For 2000, each non-employee director was granted under this arrangement an option to purchase 3,719 shares of St. Mary common stock at an exercise price of $33.31 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table shows beneficial ownership of shares of St. Mary common stock as of April 6, 2001 by each director, each of the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group. To the best of St. Mary's knowledge, as of April 6, 2001 there was no beneficial owner of more than 5% of the outstanding shares of St. Mary common stock.

Name and Position of Beneficial Owner	Shares beneficially owned excluding options	Options exercisable within 60 days	Total Shares beneficially owned(1)	Percent beneficially owned
Larry W. Bickle, Director	24,000	14,219	38,219.1%
David C. Dudley, Director	(2) 176,643	18,543	195,186.7%
William J. Gardiner, Director	2,400	2,946	5,346	‹.1%
Jack Hunt, Director	2,400	2,946	5,346	‹ .1%
R. James Nicholson, Director	(3) 33,352	23,233	56,585.2%
Arend J. Sandbulte, Director	(4) 19,966	14,219	34,185.1%
John M. Seidl, Director	8,400	16,431	24,831.1%
Robert L. Nance, Director	(5) 340,150	13,699	353,849	1.3%
Thomas E. Congdon, Chairman and Director	(6) 168,105	61,987	230,092.8%
Mark A. Hellerstein, President, Chief Executive Officer and Director	23,939	98,973	122,912.4%
Ronald D. Boone, Executive Vice President, Chief Operating Officer and Director	(7) 20,517	105,390	125,907.5%
Richard C. Norris, Vice President - Finance, Secretary and Treasurer	18,717	31,605	50,322.2%
Douglas W. York, Vice President - Acquisitions and Engineering	4,191	10,851	15,042.1%
Milam Randolph Pharo, Vice President - Land and Legal	1,500	21,720	23,220.1%
All executive officers and directors as a group (16 persons including those named above)	905,743	467,236	1,372,979	4.9%

(1) According to SEC rules, beneficial ownership includes shares as to which the individual or entity has voting power or investment power and any shares which the individual has the right to acquire within 60 days of April 6, 2001 through the exercise of any stock option or other right.

(2) Includes 134,233 shares which represents 10.4% of the total number of shares of common stock owned by Greenhouse Associates, in which Mr. Dudley and his minor children are members, and 6,000 shares held by his spouse.
(3) Includes 24,352 shares held by the defined benefit plan of a corporate affiliate as to which Mr. Nicholson has voting and investment power.
(4) Includes 800 shares held of record by the spouse of Arend J. Sandbulte as to which he may be deemed to be the beneficial owner.
(5) Includes 2,000 shares held of record by Ronan, Inc., a corporation controlled by Robert L. Nance, and 69,100 shares held of record by the spouse of Mr. Nance.
(6) Includes 24,410 shares held of record by the spouse of Thomas E. Congdon as to which he may be deemed to be the beneficial owner. Thomas E. Congdon and members of his extended family own approximately 23 percent of the outstanding common stock of the Company. While no formal arrangements exist, these extended family members may be inclined to act in concert with Mr. Congdon on matters related to control of the Company or the approval of a significant transaction.
(7) Includes 202 shares held of record by the spouse of Ronald D. Boone.

AUDIT COMMITTEE REPORT

          The audit committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The audit committee is composed of three directors, each of whom is independent as defined by the Nasdaq listing standards. The audit committee operates under a written charter approved by the board of directors. A copy of the charter is attached to this Proxy Statement as Attachment A.

          Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The audit committee's responsibility is to monitor and oversee these processes.

          In connection with these responsibilities, the audit committee met with management and the independent accountants to review and discuss the December 31, 2000 financial statements. The audit committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61, Communication with audit committees.

          The audit committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the audit committee discussed with the independent accountants that firm's independence. The Company paid the following fees to the independent accountants for the audit of the consolidated financial statements and for other services provided in the year ended December 31, 2000.

Audit Related Fees................................ .................................	$77,700
All Other Fees.........................................................................	12,375
Total Fees................................................................................	$90,075

          Fees for services other than the annual audit were primarily related to the audit and review of St. Mary's benefit plans. The audit committee has concluded that the provision of these non-audit services is compatible with maintaining the accountants' independence.

          Based upon the audit committee's discussions with management and the independent accountants, and the audit committee's review of the representations of management and the independent accountants, the audit committee recommended that the board of directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, to be filed with the SEC.

THE AUDIT COMMITTEE
John M. Seidl, Chairman
Larry W. Bickle
Arend J. Sandbulte

EXECUTIVE COMPENSATION

          In addition to salaries, the Company has granted stock options to executive management and selected other personnel. These individuals also participate with other members of management in a net profits interest bonus plan and with selected other employees in the prior stock appreciation rights ("SARs") plan. All employees are eligible to participate in the Company's cash bonus plan. See the "Report of the Compensation Committee on Executive Compensation" beginning on page 11 of this proxy statement.

          The following table sets forth the annual and long term compensation received during each of the Company's last three years by the Chief Executive Officer of the Company and by the four other highest compensated executive officers of the Company during 2000.

SUMMARY COMPENSATION TABLE
		Annual compensation		Long-Term compensation awards		All other compensation ($) (1)
				Restricted stock awards($)	Options/ SARs(#)
Name and principal position	Year	Salary($)	Bonus
Mark A. Hellerstein President and Chief Executive Officer	2000 1999 1998	$277,333 263,667 253,333	$286,240 (2) 399,890 (2) 216,172 (2)	- - -	24,791 26,874 29,952	$ 10,200 10,000 10,000
Ronald D. Boone Executive Vice President and Chief Operating Officer	2000 1999 1998	222,000 211,000 202,667	239,380 (2) 326,103 (2) 193,074 (2)	- - -	19,833 21,520 23,960	10,200 10,000 10,000
Richard C. Norris Vice President-Finance, Secretary and Treasurer	2000 1999 1998	129,833 122,208 111,500	107,479 (2) 138,380 (2) 102,775 (2)	- - -	11,412 12,694 13,190	7,940 7,332 6,690
Douglas W. York Vice President-Acquisitions and Engineering	2000 1999 1998	134,667 120,083 106,667	58,948 (2) 126,392 (2) 41,050	- - -	11,968 13,090 12,672	7,030 7,205 6,400
Milam Randolph Pharo Vice President-Land and Legal	2000 1999 1998	133,167 127,000 111,667	45,040 (2) 79,225 (2) 31,850	- - -	11,754 12,990 14,400	7,021 6,667 6,700

(1) Amounts consist of the Company's contribution to the 401(k) Savings Plan.
(2) In addition to the annual cash bonus, includes current cash incentive compensation under the Company's SAR Plan and Net Profits Interest Bonus Plan. See "Report of the Compensation Committee on Executive Compensation" for a description of these plans.

          Stock options granted to the Company's five highest compensated executive officers during 2000 are set forth in the following two tables.

2000 OPTION GRANTS
Individual Grants					Potential realizable value at assumed annual rates of stock price appreciation for option term 5% 10%
NAME	Number of options granted	Percent of total options granted to employees in 2000	Exercise price per share	Expiration date
Mark A. Hellerstein	24,791 (1)	3.9%	$33.31	12/31/10	$519,373	$1,316,193
Ronald D. Boone	19,833 (1)	3.2%	$33.31	12/31/10	415,502	1,052,965
Richard C. Norris	11,412 (1)	1.8%	$33.31	12/31/10	239,082	605,881
Douglas W. York	11,968 (1)	1.9%	$33.31	12/31/10	250,730	635,400
Milam Randolph Pharo	11,754 (1)	1.9%	$33.31	12/31/10	246,247	624,038

(1) Stock options granted effective December 31, 2000 pursuant to the Company's Stock Option Plan as described on page 12 of this proxy statement.

AGGREGATED OPTION/SAR EXERCISES IN 2000 AND DECEMBER 31,2000 OPTION/SAR VALUE

Name	Share acquired on exercise	Value realized	Number of unexercised options/SARs held at December 31,2000		Value of unexercised in-the-money options/SARs at December 31,2000 (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Mark A. Hellerstein	30,584	$182,935	114,331	39,518	$ 2,040,025	$ 461,517
Ronald D. Boone (2)	43,144	889,586	117,532	31,625	2,244,978	369,422
Richard C. Norris	49,478	464,380	38,855	18,203	623,885	212,224
Douglas W. York	20,072	247,035	10,851	18,689	167,181	213,266
Milam Randolph Pharo	17,452	154,331	28,506	18,910	444,673	222,614

(1) On December 31, 2000, the last reported sales price of St. Mary common stock as quoted on the Nasdaq National Market System was $33.31.
(2) On November 1, 1990, the Company granted Mr. Boone an option to purchase 54,614 shares of St. Mary common stock at an exercise price of $1.65 per share. The option had an expiration date of ten years from the date of grant. In 2000 the remaining 30,000 shares were exercised.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

          The compensation committee of the board of directors administers St. Mary's executive compensation programs. After consideration of the compensation committee's recommendations, the full board of directors reviews and approves the salaries of all elected officers, including those of the executive officers named in the Summary Compensation Table on page 9. The compensation committee is responsible for all other elements of executive compensation, including cash bonuses, stock options, and the Net Profits Interest Bonus Plan. The compensation committee is also responsible for approving the salaries of all officers, reviewing salary policies for all employees and approving the amount and distribution of payments made under the Cash Bonus Plan. In addition, the compensation committee reviews the performance of the Company's pension and 401(k) plans with the trustees of the plans.

          The goals of the Company's integrated executive compensation programs include the following:

o	Attract and retain talented management personnel.
o	Encourage management to obtain superior returns for St. Mary's stockholders.
o	Promote preservation of the Company's capital base.

Salaries

          In order to emphasize performance-based incentive compensation, base salaries are targeted to be slightly below the median salary for the industry. The compensation committee, with the assistance of external consultants, determines the salary ranges for various positions based on survey data from the Company's industry peer group. The compensation committee then reviews management's recommendations for executive salaries and the performance summaries on which they are based. Final salary recommendations are made by the compensation committee to the full board based on experience, sustained performance, and comparison to peers inside and outside the Company.

Incentive Compensation

          St. Mary has established three incentive compensation plans, which have the potential to increase annual compensation if the economic performance of the Company and its employees so warrants. These plans have certain specific objectives.

          1.    The Net Profits Interest Bonus Plan is designed to reward the personal contributions made by various management personnel to St. Mary's financial success. Plan participants share in the net profits after payout to St. Mary derived from all oil and gas activity for a calendar year in proportion to their relative weighted salaries during the year. Recognizing that the primary incentive for profitable acquisitions and operations needs to be provided to the most senior of the executive officers, the salaries of the president and the executive vice president are weighted at 100% and the salaries of all other participants are weighted at two-thirds of actual base salary or less.

          2.    The Stock Option Plan is intended to reward executive management of St. Mary for long-term increases in the value of St. Mary's stock. The Stock Option Plan focuses on appreciation of the market price of St. Mary's stock up to a ten-year period and is designed to encourage management's concern for long-term appreciation of the stockholders' interest.. As presently implemented by the board, generally if the average stock appreciation during this period is 15% per year, then the persons granted stock options at the beginning of the period will, at the end of five years, have the opportunity to receive an amount equal to 100% of their base salary at the time the stock option was granted. In addition, an Incentive Stock Option Plan ("ISO Plan") has been established as a companion option plan with the Stock Option Plan. The ISO Plan is an alternative to the above-described Stock Option Plan for an equal number of shares for those employees designated by the board of directors to be granted stock options, with such employees electing at the time of grant whether the options to be granted will be either: a.) non-tax qualified options granted under the above-described Stock Option Plan, or b.) incentive stock options granted under the ISO Plan.

          3.    St. Mary also has established a Cash Bonus Plan. Each year the board of directors evaluates the overall performance of the Company for the year and with the assistance of the compensation committee determines the total cash bonus available to be allocated to employees. The proportional participation of each designee is a function of his or her performance during the year. The maximum bonus a participant can receive for a given year is limited to 50% of their base salary received for such year.

Compensation of the Chief Executive Officer

          The compensation of Mark A. Hellerstein, President and Chief Executive Officer, consisted of the same components and criteria as other executive officers, including base salary, cash bonus, net profits interest bonus and stock options. His base salary is reviewed annually by the committee and is targeted to be slightly below the median salary for the industry with a greater emphasis on incentive compensation tied to Company performance. Mr. Hellerstein's base salary in 2000 increased $19,000 or 7% over 1999. His total bonuses decreased by approximately $114,000 in 2000 compared with 1999. While giving consideration that net income reached record levels and St. Mary's share price rose 170% in 2000, St. Mary fell short on some of its corporate goals. Total reserves grew by 10% and St. Mary replaced 168% of its 2000 production, both measures below targeted levels, whereas targets for these measures were significantly exceeded in 1999 primarily due to significant acquisitions and favorable drilling results. Most of the strong 70% production growth resulted from favorable drilling and acquisitions completed in 1999. Mr. Hellerstein was granted stock options in2000 using the same formula as that used for all other employees.

Conclusion

          St. Mary's executive compensation is linked to individual and corporate performance and stock price appreciation. Base salaries are set below the median for the industry so that incentivized compensation can have its intended effect. The compensation committee plans both to continue the policy of linking executive compensation to individual and corporate performance and returns to stockholders and to provide a cash bonus incentive to key employees which will provide performance motivation independent of the ups and downs of the oil and gas industry's business cycle.

Arend J. Sandbulte, Chairman
William J. Gardiner
April 6, 2001	R. James Nicholson

RETIREMENT PLANS

Pension Plan

          The Company's Pension Plan is a qualified, non-contributory defined benefit plan which is available to substantially all employees. This plan was amended in 1994 to conform with the changes required by the Tax Reform Act of 1986 and to reduce the plan formula. The Company also has a supplemental pension plan for certain executive officers to provide for benefits in excess of Internal Revenue Code limits.

          The qualified plan provides a benefit after 25 years of service equal to 35% of final average compensation, subject to Internal Revenue Code limits. Final average compensation is the average of the highest 3 consecutive years of the 10 years preceding termination of employment. For each named executive officer, the level of compensation used to determine benefits payable under the qualified pension plan is that officer's average of the base salaries (excluding bonus) shown in the Summary Compensation Table.

          The supplemental plan provides executives hired before 1995, after completing 15 years of service and reaching age 65, a benefit equal to 40% of final average compensation plus 37% of final average compensation integrated with the social security wage base without regard to compensation limitations provided under the qualified plan, less the benefit provided by the qualified plan. For executives hired after 1994, the supplemental benefit is calculated using the formula for the qualified plan without the limitation imposed by Section 415 of the Internal Revenue Code, less the benefit provided by the qualified plan.

          The following table shows the estimated maximum annual benefits payable upon retirement at age 65 as a straight life annuity to participants in the pension plans for the indicated levels of average annual compensation and years of service.

Remuneration	Estimated annual pension benefits for executives hired before 1995 with > 15 years of service	Estimated annual pension benefits for executives hired after 1994 with > 25 years of service
$100,000	$ 63,680	$ 35,000
150,000	102,180	52,500
200,000	140,680	70,000
250,000	179,180	87,500
300,000	217,680	105,000
350,000	256,180	122,500

As of December 31, 2000, the named executive officers have the following years of credited service:

Mark A. Hellerstein	9
Ronald D. Boone	10
Richard C. Norris	18
Douglas W. York	4
Milam Randolph Pharo	5

401(k) Plan

          The Company's 401(k) Profit Sharing Plan is a defined contribution pension plan subject to the Employee Retirement Income Security Act of 1974. The 401(k) Plan allows eligible employees to contribute up to nine percent of their income on a pre-tax basis through contributions to the 401(k) Plan. The Company matches each employee's contributions up to six percent of the employee's pre-tax income. Company contributions vest over an employee's first five years of employment.

PERFORMANCE GRAPH

          The following performance graph compares the cumulative total stockholder return on St. Mary's common stock for the period December 31, 1995 to December 31, 2000 with the cumulative total return of the Standard Industrial Classification Code for Crude Petroleum and Natural Gas and the Standard & Poor's 500 Stock Index. The SIC Code for Crude Petroleum and Natural Gas is 1311. The identities of the companies included in the index will be provided upon request.

                                     [GRAPH APPEARS HERE]

Assumes $100 invested on December 31, 1995 in St. Mary Land & Exploration Company, SIC Code Index for Crude Petroleum and Natural Gas and S&P 500 Stock Index.

*Total return assumes reinvestment of dividends.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

          On September 1, 1991, St. Mary entered into an employment agreement with Mark A. Hellerstein. His current salary is $290,000 per year. Compensation is reviewed annually. Mr. Hellerstein participates in St. Mary's benefit plans and is entitled to bonuses and incentive compensation as determined by the board of directors. The agreement is terminable at any time upon 30 days' notice by either party. Upon termination of the agreement by St. Mary for any reason whatsoever (other than death, disability or misconduct by Mr. Hellerstein), St. Mary is obligated to continue to pay his compensation, including insurance benefits, for a period of one year.

          St. Mary has established a change in control executive severance policy where officers of St. Mary, including the officers named in the Summary Compensation Table, will receive severance payments in the event a change in control of the Company results in the voluntary or involuntary termination of their employment. The severance payments equal two and one-half years annual base salary depending on the length of time employment continues after the change in control. In addition, all insurance and fringe benefits will be provided for a period of one year.

          A change in control is defined as (i) an acquisition of more than fifty percent of the common stock or assets of the Company in a reorganization, merger or consolidation of the Company or (ii) a change in more than fifty percent of the composition of the board of directors of the Company other than as a result of the election of new members of the board of directors by a vote of the incumbent members of the board of directors or by stockholders of the Company pursuant to the recommendation of the incumbent members of the board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Set forth below is a description of transactions entered into between St. Mary and certain of its officers and directors during the last fiscal year. Some of these transactions will continue in effect and may result in conflicts of interest between St. Mary and these individuals. Although these persons may owe fiduciary duties to St. Mary and its stockholders, we cannot assure you that conflicts of interest will always be resolved in favor of St. Mary.

          R. James Nicholson has served as a director of St. Mary since 1987. He is also active in the real estate business. See "Nominees". Mr. Nicholson owns a 17% interest in a 40-acre parcel of land subject to a preferential distribution right in favor of a wholly-owned subsidiary of the Company in the amount of $1,265,000.

          As a result of their prior employment by Anderman/Smith, Ronald D. Boone and two other Vice Presidents own working interests and royalty interests in many of the Company's properties which were earned as part of two Anderman/Smith employee benefit programs and from other Anderman/Smith entities in which they participated. They have no royalty participation in any new St. Mary properties.

          Mr. Boone also owns 50% of Princeton Resources Ltd. and has a 33% interest in Baron Oil Corporation, entities which manage oil and gas working and royalty interests which he acquired as a result of his Anderman/Smith employment. While another former Anderman/Smith employee manages these corporations, Mr. Boone participates in their investment decisions. The board of directors has approved Mr. Boone's involvement in Princeton Resources and Baron Oil.

          From time to time, David C. Dudley, a director of St. Mary, offers St. Mary the right to participate in lease acquisition, exploration and development prospects in which Mr. Dudley's firm has an interest. St. Mary currently is not participating in any such prospect.

          St. Mary's by-laws provide that no director may pursue a business or investment opportunity for himself if he has obtained knowledge of such opportunity through his affiliation with the Company, provided that St. Mary is interested in pursuing such opportunity and is financially or otherwise able to pursue the opportunity. Moreover, no officer or employee of St. Mary may pursue for his own account an oil and gas opportunity unless (a) with respect to an officer of St. Mary, the interest has been approved by the board of directors and (b) with respect to a non-officer of St. Mary, such interest of the employee has been approved by a senior officer of St. Mary with full knowledge of such opportunity. These restrictions do not apply to the acquisition of less than one percent of the publicly traded stock of another company as long as St. Mary is not at that time engaged in any present or pending transaction with the other company.

OTHER MATTERS TO BE VOTED ON

Amendment to Certificate of Incorporation to Increase the Total Number of Authorized Shares of Common Stock

          The Company's certificate of incorporation currenty authorizes the Company to issue up to 50,000,000 shares of common stock. There were 28,162,475 shares outstanding as of April 6, 2001. In addition, the Company has reserved out of its authorized but unissued shares approximately 3,000,000 shares of common stock for possible future issuances under the Company's stock option plans, which number does not reflect the separate proposal below to amend the stock option plans to cover an additional 1,000,000 shares, and the Company's employee stock purchase plan. The Company has also reserved additional shares of authorized but unissued common stock in connection with its shareholder rights plan adopted in July 1999.

          On March 29, 2001, the board of directors approved an amendment to the Company's certificate of incorporation to increase the number of authorized shares of common stock to 100,000,000 shares, subject to approval by the stockholders. This proposed doubling of the number of authorized shares of common stock in the certificate of incorporation is primarily a result of and intended to correspond to the two shares-for-one share stock split effected in the form of a stock dividend in August 2000. While the Company has no present intention of issuing shares of common stock except as contemplated by the stock option plans and the employee stock purchase plan, the board of directors believes that having additional shares authorized for issuance under the certificate of incorporation will provide additional financial flexibility for possible future issuances of common stock for property acquisitions or to raise cash when debt financing is not as economically attractive. Any future issuances will remain subject to separate stockholder approval if required under Delaware corporate law and/or the Nasdaq National Market listing standards.

          Although future issuances of common stock will be dilutive to existing stockholders with respect to their proportionate ownership of St. Mary, the Company expects that any issuances for cash would be made at fair value, subject to the terms of issuances made for cash under the stock option plans and employee stock purchase plan, and any issuances for property acquisitions would be made under circumstances where the Company believes that it would be accretive to per share value. There are no preemptive rights associated with the authorized share of common stock.

          Since the board of directors believes that the proposed increase in the number of shares of common stock authorized under the certificate of incorporation will provide the Company with additional financial flexibility, the board of directors recommends that stockholders vote FOR approval of the amendment to the certificate of incorporation to increase the number of authorized shares of common stock.

Amendment to the Stock Option Plans

          St. Mary's stockholders are being asked to approve an amendment to St. Mary's stock option plans which will increase the total number of shares of common stock that may be issued under the stock option plans by 1,000,000 to 4,300,000.

          The stock option plans currently cover a total of 3,300,000 share of common stock and have approximately 689,000 remaining shares available for new option grants, which is equal to the number of shares subject to options generally granted during a one-year period. On March 29, 2001, the board of directors approved an amendment to the stock option plans increasing the number of shares authorized to be issued under the stock option plans to 4,300,000. The primary purpose of the amendment is to ensure that St. Mary will have a sufficient reserve of common stock available for the stock option plans.

          The board of directors believes that the availability of stock options is important to St. Mary and enhances stockholder value by increasing St. Mary's ability to attract, retain and motivate key employees of the Company through providing them with the means of acquiring an interest in St. Mary. St. Mary intends to issue additional options under the amended stock option plans over an extended uncertain period of time and it is anticipated that the additional stock options will be issued both to present and to future key employees of St. Mary.

          The following is a summary of the principal features of the stock option plans, as amended. Copies of the stock option plans will be furnished by St. Mary to any stockholder upon written request to the Corporate Secretary.

          The stock option plans consist of two separate but companion option plans:

1.	The Stock Option Plan adopted by the board of directors effective November 21, 1996 to replace the 1992 SAR Plan, and
2.	The ISO Plan adopted by the board of directors effective March 27, 1997.

The Stock Option Plan

          A select group of employees, consultants and members of the board of directors of the Company or of any subsidiary of the Company are eligible to participate in the stock option plans. As of December 31, 2000, 86 persons had been designated by the board of directors to participate in the stock option plans for this year.

          The total number of shares of common stock which may be issued under the Stock Option Plan is 4,300,000, after giving effect to the proposed amendment. However, to the extent that options are issued under the ISO Plan, the shares of common stock that may be issued under the Stock Option Plan are reduced. At the discretion of the board of directors the Stock Option Plan may be administered by a committee of two or more non-employee Directors appointed by the board. Optionees under the Stock Option Plan shall be selected at the discretion of the board or such committee from among those eligible participants who, in the opinion of the board or such committee, are or were in a position to contribute materially to St. Mary's continued growth and development and to its long-term success. Subject to the provisions of the Stock Option Plan, the board or such committee shall have complete discretion in determining the terms and conditions and number of options granted under the Stock Option Plan.

          Options granted under the Stock Option Plan are exercisable at the market price of St. Mary's common stock on the date of grant, are to have a term not to exceed ten years and may be exercised to the extent vested. Options under the Plan will fully vest (i) just prior to the completion of an acquisition of the Company or (ii) upon termination of the optionee's employment with the Company due to death, disability or normal retirement. Unexercised options will terminate (i) upon completion of an acquisition of St. Mary or (ii) upon termination of the optionee's employment with St. Mary for cause. Nothing contained in the Stock Option Plan shall be construed to give any employee or consultant any right to continued employment or association with St. Mary.

          Each option under the Stock Option Plan must be evidenced by a written option agreement that specifies the exercise price, the duration of the option, the number of shares of stock to which the option applies, and such vesting or exercisability restrictions and other terms and conditions which the board or committee may impose.

          The principal federal income tax consequences of the issuance and exercise of options under the Stock Option Plan are, in general, as follows:

          1.    Options issued under the Stock Option Plan are not intended to qualify as "incentive stock options" under the Internal Revenue Code.

          2.    Upon the issuance of an option under the Stock Option Plan, the optionee will have no taxable income and St. Mary will have no tax deduction.

          3.    Upon exercise of an option under the Stock Option Plan, the optionee will realize ordinary taxable income in an amount equal to the excess of the fair market value of the underlying shares of common stock at the time the option is exercised over the exercise price of the option for such shares.

          4.    The amount of income recognized by the optionee will be deductible by St. Mary as compensation in the year in which ordinary income is recognized by the optionee by reason of exercise of options under the Stock Option Plan.

          5.    An optionee's basis for the shares of common stock acquired pursuant to the exercise of options under the Stock Option Plan will be the option exercise price plus any amount recognized as ordinary income by reason of the exercise of the options.

          6.    Upon the sale of the common stock acquired pursuant to the exercise of options under the Stock Option Plan, capital gain or loss will be realized by the optionee in the amount by which the sales price is greater or less than the basis of such stock. Such gain or loss will be long-term or short-term depending on whether the shares were held for more than one year after the option was exercised.

The ISO Plan

          The ISO Plan is a companion option plan with the Stock Option Plan. It is intended that the ISO Plan will be an alternative to the Stock Option Plan for those employees designated by the board of directors to be granted stock options, with such employees electing at the time of grant whether the options to be granted shall be options granted under the Stock Option Plan or incentive stock options granted under the ISO Plan. All employees of the Company or any subsidiary of the Company are eligible to participate in the ISO Plan.

          The total number of shares of common stock which may be issued under the ISO Plan is 4,300,000, after giving effect to the proposed amendment. However, to the extent that options are issued under the Stock Option Plan, the shares of common stock that may be issued under the ISO Plan are reduced. At the discretion of the board of directors the ISO Plan may be administered by a committee of two or more non-employee directors appointed by the board. Optionees under the ISO Plan shall be selected at the discretion of the board or such committee from among those eligible participants who, in the opinion of the board or such committee, are in a position to contribute materially to St. Mary's continued growth and development and to its long-term success. Subject to the provisions of the ISO Plan, the board or such committee shall have complete discretion in determining the terms and conditions and number of options granted under the ISO Plan.

          It is intended that options granted under the ISO Plan will constitute "incentive stock options" under the Internal Revenue Code and thus the ISO Plan provides that options granted thereunder are to be (i) exercisable at the market price of St. Mary's common stock on the date the options are granted, (ii) nontransferable by the optionee, and (iii) terminated if not exercised within 3 months of an optionee's termination of employment with St. Mary. Further, options granted under the ISO Plan will have a term of no more that ten years (five years in the case of ten percent or more shareholders). Options under the ISO Plan will fully vest (i) just prior to the completion of an acquisition of the Company or (ii) upon termination of the optionee's employment with the Company due to death, disability or normal retirement. Unexercised options will terminate (i) upon completion of an acquisition of the Company or (ii) upon termination of the optionee's employment with the Company for cause. Nothing contained in the ISO Plan shall be construed to give any employee any right to continued employment with the Company.

          Unless earlier terminated by the board of directors, the ISO Plan shall terminate on the date ten years subsequent to the date of the adoption of the ISO Plan by the board, after which date no options may be granted under the ISO Plan. The board of directors may at any time terminate the ISO Plan and from time to time may amend or modify the ISO Plan, provided, however that no such action of the board, without approval of the shareholders, may: (i) increase the total amount of common stock which may be purchased through options granted under the ISO Plan; or (ii) change the class of employees eligible to receive options under the ISO Plan.

          Each option under the ISO Plan must be evidenced by a written option agreement that specifies the exercise price, the duration of the option, the number of shares of stock to which the option applies, and such vesting or exercisability restrictions and other terms and conditions which the board or committee may impose.

          The principal federal income tax consequences of the issuance and exercise of options under the ISO Plan are, in general, as follows:

          1.    Options issued under the ISO Plan are intended to qualify as "incentive stock options" under the Internal Revenue Code.

          2.    Upon the issuance of an option under the ISO Plan, the optionee will have no taxable income and St. Mary will have no tax deduction.

          3.    The tax consequences upon exercise of the option and later disposition of the shares of common stock acquired thereby depend upon whether the optionee satisfies the holding period rule whereby the optionee must hold the shares for more than one year after exercise and two years after the date of issuance of the option.

          4.    If the optionee satisfies the holding period rule, the optionee will not realize income upon exercise of the option (although the excess of the fair market value of the shares on the date of exercise over the option price must be included as an adjustment in computing alternative minimum taxable income) and St. Mary will not be allowed an income tax deduction at any time. The difference between the option price and the amount realized upon disposition of the shares by the optionee will constitute a long-term capital gain or loss, as the case may be.

          5.    If the optionee fails to observe the holding period rule, the portion of any gain realized upon such disqualifying disposition of the shares which does not exceed the excess of the fair market value at the date of exercise over the option price will be treated as ordinary income to the optionee, the balance of any gain or any loss will be treated as capital gain or loss (long-term or short-term depending on whether the shares were held for more than one year after the option was exercised) and St. Mary will be entitled to a deduction equal to the amount of ordinary income upon which the optionee is taxed.

          Since the board of directors believes that the proposed increase in the number of shares authorized for issuance under the stock option plans will attract, retain and motivate key employees and enhance stockholder value, the board of directors recommends that stockholders vote FOR approval of the amendment to the stock option plans to increase the number of authorized shares available for issuance under the stock option plans by 1,000,000 to 4,300,000.

          Other than the election of directors, the approval of an increase in the number of authorized shares of Common Stock and the amendment to the stock option plans, the Company is aware of no other matters to be submitted to a vote of the stockholders at the annual meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Under U.S. securities laws, directors, executive officers and persons holding more than 10% of St. Mary common stock must report their initial ownership of the common stock and any changes in that ownership in reports which must be filed with the SEC and St. Mary. The SEC has designated specific deadlines for these reports and St. Mary must identify in this proxy statement those persons who did not file these reports when due.

          Based solely on a review of reports filed with the Company, all directors and executive officers timely filed all reports regarding transactions in the Company's securities required to be filed for 2000 by Section 16(a) under the Securities Exchange Act of 1934.

INDEPENDENT ACCOUNTANTS

          The board of directors has selected Arthur Andersen LLP as the independent public accountants to audit the financial statements of St. Mary for its 2001 fiscal year. Arthur Andersen LLP has served as St. Mary's independent accountants since 1997 and is familiar with its business and financial procedures. To the knowledge of management, neither this firm nor any of its members has any direct or material indirect financial interest in St. Mary nor any connection with St. Mary in any capacity other than as independent public accountants. A representative of Arthur Andersen LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he desires to do so and to respond to appropriate questions.

FUTURE STOCKHOLDER PROPOSALS

          Any St. Mary stockholder proposal for the annual meeting of stockholders in 2002 must be received by St. Mary before November 1, 2001 for the proposal to be included in the St. Mary proxy statement and form of proxy for that meeting. If notice of a proposal for which a stockholder will conduct his or her own proxy solicitation is not received by St. Mary by March 1, 2002, proxies solicited by the St. Mary board of directors may use their discretionary voting authority when the matter is raised at the meeting, without including any discussion of the matter in the proxy statement.

OTHER MATTERS

          Management does not know of any other matters to be brought before the annual meeting of stockholders. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

By Order of the Board of Directors
Richard C. Norris
Secretary
April 12, 2001

ATTACHMENT A

St. Mary Land & Exploration Company

Charter of the Audit Committee of the Board of Directors

I.    Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities, as delegated by the Board of Directors, are to:

o	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal and regulatory compliance.
o	Monitor the independence and performance of the Company’s independent auditors.
o	Provide an avenue of communication among the independent auditors, management, and the Board of Directors.
o	Report regularly to the Board of Directors.
The Audit Committee has the authority to conduct any investigation appropriate to fulfill its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the authority to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary to advise the Committee in the performance of its duties.

II.    Audit Committee Composition and Meetings

Audit Committee members shall meet the independence and financial literacy requirements of the Nasdaq National Market listing standards. The Audit Committee shall be comprised of at least three directors as determined by the Board, each of whom shall be an independent nonexecutive director without any relationship which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have experience or background in finance or accounting which results in that member’s financial sophistication.

Audit Committee members shall be appointed by the Board. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall approve an agenda in advance of each meeting. As circumstances dictate but at least twice annually, the Committee should meet privately in executive session with management, the independent auditors, and as a committee to discuss any matters that the Committee or any of these groups believe should be discussed. In addition, the Committee should communicate with management and the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the auditors’ review procedures.

III.    Audit Committee Responsibilities and Duties

Review Procedures
1.	Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and include the document in the proxy statement for the election of directors at least once every three years in accordance with SEC regulations.

2.	Review the Company’s annual audited financial statements prior to filing with the SEC. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

3.	In consultation with management and the independent auditors, consider the integrity of the Company’s financial reporting processes and internal accounting controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors, including the status of previous recommendations, together with management’s responses.

4.	Review with financial management and the independent auditors the Company’s quarterly financial results prior to the release of earnings. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors to the Committee in accordance with Statement of Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, as amended (see item 9).

Independent Auditors
5.	The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review and evaluate the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any replacement of auditors when circumstances warrant.

6.	Approve the fees and other significant compensation to be paid to the independent auditors. Review and approve requests for significant management consulting engagements to be performed by the independent auditors’ firm and be advised of any other significant study undertaken at the request of management that is beyond the scope of the audit engagement letter.

7.	On at least an annual basis, the Committee should review and discuss with the independent auditors the auditors’ independence and all significant services performed for and relationships they have with the Company that could bear on the auditors’ independence, and ensure that the Committee has received from the auditors the formal written statement delineating all relationships between the auditor and the Company and the letter confirming that in the auditors’ professional judgment they are independent of the Company, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Committee shall take, or recommend that the Board of Directors take, appropriate action to oversee the independence of the auditors.

8.	Review the independent auditors’ engagement letter and audit plan – discuss scope, staffing, locations, reliance upon management, and general audit approach.
9.	Prior to releasing year-end earnings, discuss the results of the audit with the independent auditors. Discuss the matters required to be communicated by auditors to audit committees in accordance with SAS No. 61.

10.	Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

Legal Compliance
11.	On at least an annual basis, review with the Company’s general counsel any legal matters that could have a significant impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities
12.	Based on the review and discussion of the audited financial statements with management and the discussion with the independent auditors of the matters required to be discussed by SAS No. 61 and the independent auditors’ independence, recommend to the Board of Directors whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K for filing with the SEC. Prepare the report required by SEC rules to be included in the Company’s annual proxy statement.

13.	Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.
14.	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.
While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. That is the responsibility of management and the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, or to ensure compliance with laws and regulations.

                            PRELIMINARY COPY

                                 [Front]

PROXY                 ST. MARY LAND & EXPLORATION COMPANY                  PROXY
                    1776 Lincoln Street, Suite 1100
                        Denver, Colorado 80203

         This Proxy is Solicited on Behalf of the Board of Directors
           For the Annual Meeting of Stockholders on May 23, 2001

     The undersigned hereby appoints Mark A. Hellerstein and Richard C. Norris, or either of them, each with the power to appoint his substitute, as proxies for the undersigned to vote all shares of St. Mary Land & Exploration Company common stock which the undersigned is entitled to vote at the Annual Meeting of
Stockholders to be held on May 23, 2001, and at any reconvened meeting after any adjournment thereof, as directed on the matter referred to below and at their discretion on any other matters that may properly be presented at the meeting.

1.  ELECTION OF DIRECTORS.

     Management has nominated the following eleven persons to stand for election as directors. The St. Mary board of directors recommends a vote "For" all of the nominees. As of the date of the accompanying proxy statement no one has been nominated to serve as director other than the nominees by management.

  FOR all nominees listed below
   (except as marked to the contrary below)

  WITHHOLD authority to vote for all nominees
   listed below

    Larry W. Bickle            William J. Gardiner       R. James Nicholson
    Ronald D. Boone            Mark A. Hellerstein       Arend J. Sandbulte
    Thomas E. Congdon          Jack Hunt                 John M. Seidl
    David C. Dudley            Robert L. Nance

(INSTRUCTIONS: Mark only one box. To withhold authority to vote for any individual nominee, write that nominee's name in the following space:

                                                                                                           )

2.  AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE TOTAL AUTHORIZED
    SHARES OF COMMON STOCK.

     To approve an amendment to the Company's certificate of incorporation to increase the number of authorized shares of common stock from 50,000,000 shares to 100,000,000 shares.
    FOR                      AGAINST                          ABSTAIN

3.  AMENDMENTS TO STOCK OPTION PLANS TO INCREASE THE TOTAL AVAILABLE SHARES.

     To approve amendments to the Company's stock option plans to increase the total number of shares of common stock which may be issued under the plans by
1,000,000 shares to a total of 4,300,000 shares.

    FOR                      AGAINST                          ABSTAIN

                                     [Back]

     This proxy when properly executed will be voted in the manner directed by the undersigned stockholder.

     If this proxy is properly executed but no voting direction is given, this proxy will be voted "For" all director nominees listed on this proxy, the amendment to the certificate of incorporation to increase the total authorized shares of common stock, and the amendments to the stock option plans to increase the total available shares.

     This proxy also confers discretionary authority to the proxies to vote on any other matters that may properly be presented at the meeting. As of the date of the accompanying proxy statement, St. Mary management did not know of any other matters to be presented at the meeting. If any other matters are properly presented at the meeting, this proxy will be voted in accordance with the recommendations of St. Mary management.

     Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership or limited liability company, please sign in such name by an authorized person.

     Please complete, date and sign this proxy card and return it promptly in the accompanying envelope.

                                     Dated: __________________________, 2001

                                     -------------------------------------
                                     Signature

                                     -------------------------------------
                                     Signature (if held jointly)